SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WELLS FARGO UTILITIES AND HIGH INCOME FUND
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X] [ ]	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(a) Title of each class of securities to which transaction applies:
(b) Aggregate number of securities to which transaction applies:
(c) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(d) Proposed maximum aggregate value of transaction:
(e) Total fee paid:
[ ]	Fee paid previously with preliminary material
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(a) Amount Previously Paid: ______________
(b) Form, Schedule or Registration Statement No.: ____
(c) Filing Party: ______________________
(d) Date Filed: _______________________

[WFAM Logo]

Product Alert

June 8, 2021

Shareholder proxy for change of control of WFAM

On June 7, Wells Fargo Asset Management (“WFAM”) made definitive proxy statement filings with the SEC for the Wells Fargo Funds in preparation for the change of control of WFAM that will occur as part of the previously announced transition to new ownership. This change of control will result in the automatic termination of each fund’s investment management and sub-advisory agreements. In order to continue the operations of the funds, the funds are required to seek shareholder approval of new investment management and sub-advisory agreements.

A shareholder meeting is being held on August 16, 2021 to approve new agreements.

Why are the funds’ advisor and certain sub-advisors experiencing a change of control?
On February 23, 2021, Wells Fargo & Company (“Wells Fargo”) announced that it had entered into a definitive agreement to sell WFAM to a holding company affiliated with private funds of GTCR LLC and Reverence Capital Partners, L.P. (the “Transaction”). WFAM is the trade name used by the asset management businesses of Wells Fargo and includes Wells Fargo Funds Management, LLC (“Funds Management”), the investment manager to the Funds, Wells Capital Management Incorporated, and Wells Fargo Asset Management (International) Limited, the sub-advisers to certain of the Funds , and Wells Fargo Funds Distributor, LLC, the Funds’ principal underwriter. In connection with the Transaction, Wells Capital is expected to convert from a California corporation to a Delaware limited liability company.

Consummation of the Transaction will result in the automatic termination of each fund’s investment management agreement with Funds Management and sub-advisory agreements with Wells Capital, WFAM(I) and the other unaffiliated sub-advisors to the funds. The Board of Trustees of the funds approved a new investment management agreement with Funds Management and a new sub-advisory agreements with the various sub-advisors to the funds. Pursuant to a proxy statement, the funds are asking shareholders to approve the new agreements to replace the existing agreements that will terminate. The Transaction is expected to close in the second half of 2021, subject to customary closing conditions.

Does this change require shareholder approval?
Yes. All shareholders of record as of May 28, 2021, will be mailed a proxy statement and ballot in June 2021. We anticipate convening a special meeting of shareholders on August 16, 2021.

Additional information and where to find it

This is not an offer to sell or a solicitation of an offer to buy shares of any investment company, nor is it a solicitation of any proxy. In connection with the proposed transactions, the funds filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) on June 7, 2021. All shareholders of record as of May 28, 2021, will be mailed a proxy statement and ballot in June 2021. All shareholders are advised to read the proxy statement in its entirety because it contains important information about the proposed investment management and sub-advisory agreements, the funds, the Transaction, fees, expenses, risk considerations, and the interests of certain persons in the Transaction and related matters. Fund shareholders may obtain a free copy of the proxy statement and other documents filed by the funds with the SEC at the SEC’s website, www.sec.gov. Free copies of the proxy statement may be obtained at the funds’ website, www.wfam.com, or by directing a request by phone to 1-800-222-8222, or by mail to Wells Fargo Funds, P.O. Box 219967, Kansas City, MO 64121-9967. In addition to the proxy statement, the funds file annual and semi-annual reports and other information with the SEC. Free copies of such reports may be obtained at the funds’ website, www.wfam.com, or by directing a request by phone to 1-800-222-8222, or by mail to Wells Fargo Funds, P.O. Box 219967, Kansas City, MO 64121-9967. You may also read and copy any reports, statements, or other information filed by funds at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0102. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filings made with the SEC by the funds are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at sec.gov.

Participants in the solicitation

The funds and their respective directors, executive officers, and certain members of their management and other employees may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information about persons who may be considered participants in the solicitation of the funds’ shareholders under the rules of the SEC will be in the proxy statement.

Mutual funds investing involves risks, including the possible loss of principal, and may not be appropriate for all investors. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. Changes in market conditions and government policies may lead to periods of heightened volatility in the bond market and reduced liquidity for certain bonds held by the fund. In general, when interest rates rise, bond values fall and investors may lose principal value. Interest rate changes and their impact on the fund and its share price can be sudden and unpredictable. High-yield securities have a greater risk of default and tend to be more volatile than higher-rated debt securities. The use of derivatives may reduce returns and/or increase volatility. Securities issued by U.S. government agencies or government-sponsored entities may not be guaranteed by the U.S. Treasury. The fund will indirectly be exposed to all of the risks of an investment in the underlying funds and will indirectly bear expenses of the underlying funds. Certain investment strategies tend to increase the total risk of an investment (relative to the broader market). This fund is exposed to foreign investment risk, mortgage- and asset-backed securities risk, regulatory risk, and smaller-company investment risk. Consult the fund’s prospectus for additional information on these and other risks.
Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus and, if available, a summary prospectus, containing this and other information, visit wfam.com. Read it carefully before investing.
Wells Fargo Asset Management (WFAM) is the trade name for certain investment advisory/management firms owned by Wells Fargo & Company. These firms include but are not limited to Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Certain products managed by WFAM entities are distributed by Wells Fargo Funds Distributor, LLC (a broker-dealer and Member FINRA). This material is for general informational and educational purposes only and is NOT intended to provide investment advice or a recommendation of any kind—including a recommendation for any specific investment, strategy, or plan.
This material is for general informational and educational purposes only and is NOT intended to provide investment advice or a recommendation of any kind—including a recommendation for any specific investment, strategy, or plan. PAR-0621-00193

INVESTMENT PRODUCTS: NOT FDIC INSURED - NO BANK GUARANTEE - MAY LOSE VALUE